Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS SECOND QUARTER FISCAL 2005

FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (February 15, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the three months ended December 31, 2004.

The Company narrowed its net loss to $484,511, or $0.04 per share, for the three months ended December 31, 2004, compared to a net loss of $798,186, or $0.07 per share, for the three months ended December 31, 2003. The smaller net loss was primarily attributable to an increase in revenue and a decrease in general and administrative expenses, which were partially offset by an increase in research and development expenses.

Revenues were $87,502 for the quarter ended December 31, 2004 and consisted of the amortized portion of the initial fee on a development and license agreement and a milestone payment received from another development agreement. The Company did not report any revenue during the quarter ended December 31, 2003.

Operating expenses, which consist of general and administrative expenses, research and development expenses and stock-based compensation were $735,024 for the quarter ended December 31, 2004, compared to $898,671 for the quarter ended December 31, 2003. This decrease was primarily the result of a decrease in stock-based compensation and other general and administrative expenses.

Research and development expenses for the three months ended December 31, 2004 increased to $337,929 compared to $301,144 for the three months ended December 31, 2003. This increase was primarily the result of an increase in stock based compensation, additional staff related costs and expanded research programs at the University at Waterloo and other institutions as well an unfavorable foreign exchange rate variance between the U.S. and Canadian dollar. These increases were offset by a decrease in other costs related to certain human health research projects that were ended during the fiscal year ended June 30, 2004 and in December 2004.

General and administrative expenses for the second quarter of fiscal 2005 were $397,095, compared to $597,527 for the comparable period in fiscal 2004.  This decrease was primarily the result of a decrease in stock based compensation and professional fees, which was partially offset by an increase in payroll related costs.

At December 31, 2004, Senesco had cash, cash equivalents and short-term investments of $3.1 million and working capital of $2.7 million.

Recent Corporate Highlights

During the second quarter of fiscal 2005, Senesco entered into a license agreement with the Broin Companies (“Broin”) to license the Company’s proprietary gene technology with the goal of improving aspects of Broin’s ethanol production capabilities.  Senesco will receive an annual payment for each Broin facility that incorporates Senesco’s technology.

Recent Research and Development Highlights

On December 16, 2004, Senesco announced the expansion of its human health research program. Senesco’s proprietary technologies will be evaluated in certain cancer and inflammatory disease models. These new preclinical studies are being conducted at the Mayo Clinic and the University of Virginia.

In addition, “Investigative Ophthalmology and Visual Science,” published the Company’s study entitled “The Role of eIF5A in TNF-alpha — Mediated Apoptosis of Lamina Cribrosa Cells” in the October 2004 issue. The study demonstrated that in cell line experiments, inhibition of the Company’s proprietary eIF5A (“Factor 5A”) gene protected human optic nerve cells from programmed cell death, or apoptosis. Blindness caused by glaucoma can result from TNF-alpha induced apoptosis of the optic nerve. An abstract based on this research was presented in April at the 2004 Annual Meeting of the Association for Research in Vision and Ophthalmology (ARVO).

Senesco’s researchers also presented two abstracts at the joint meeting of the International Cytokine Society and the International Society for Interferon and Cytokine Research, which was held in San Juan, Puerto Rico, from October 21-25, 2004. The abstracts were titled: “The Reduction of TNF-alpha Secretion by siRNA Against Eukaryotic Translation Initiation Factor 5A in PBMCS,” and “Eukaryotic Translation Initiation Factor 5A Regulates Interferon Gamma-Stimulated NF-KB Activation and Cytokine Secretion in HT-29.”

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has begun to explore ways to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as Alzheimer’s, glaucoma, ischemia and arthritis, among others. Senesco partners with leading-edge companies and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at the University of Waterloo in Ontario, Canada and the University of Colorado in Denver, Colorado, as well as other institutions.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended December 31, 2004	For the Three Months Ended December 31, 2003	For the Six Months Ended December 31, 2004	For the Six Months Ended December 31, 2003	From Inception on July 1, 1998 through December 31, 2004

Revenue	$87,502	$—	$100,000	$—	$326,667

Operating Expenses:
General and administrative	397,095	597,527	724,858	1,736,919	10,634,261
Research and development	337,929	301,144	583,914	573,145	4,247,030
Total Operating Expenses	735,024	898,671	1,308,772	2,310,064	14,881,291

Loss From Operations	(647,522)	(898,671)	(1,208,772)	(2,310,064)	(14,554,624)

Sale of state income tax loss	153,160	91,448	153,160	91,448	586,442
Other noncash income	—	—	—	—	185,627
Interest income, net	9,851	9,037	17,719	19,948	169,721
Net Loss	$(484,511)	$(798,186)	$(1,037,893)	$(2,198,668)	$(13,612,834)

Basic and Diluted Net Loss Per Common Share	$(0.04)	$(0.07)	$(0.08)	$(0.18)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	13,802,357	11,950,053	13,795,102	11,915,049

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2004	June 30, 2004
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$639,492	$186,248
Short-term investments	2,444,971	3,949,774
Prepaid expenses and other current assets	34,145	93,967
Total Current Assets	3,118,608	4,229,989

Property and equipment, net	39,592	51,702
Intangibles, net	1,216,374	922,214
Security deposit	7,187	7,187
TOTAL ASSETS	$4,381,761	$5,211,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$91,806	$69,008
Accrued expenses	323,457	287,626
Deferred revenue	8,333	33,333
Total Current Liabilities	423,596	389,967

Grant payable	90,150	90,150
TOTAL LIABILITIES	513,746	480,117

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 30,000,000 shares, issued and outstanding 13,809,750 and 13,787,250 shares, respectively	138,098	137,873
Capital in excess of par	17,342,751	17,168,043
Deficit accumulated during the development stage	(13,612,834)	(12,574,941)
Total Stockholders’ Equity	3,868,015	4,730,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,381,761	$5,211,092